Exhibit 99.1

Antero Midstream Partners Announces Formation of Special Committee

Denver, Colorado, February 26, 2018—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream”) announced today that the Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream, has formed a special committee comprised solely of independent directors (the “AM Special Committee”) in conjunction with the formation of special committees at both Antero Resources Corporation (“Antero”) and at Antero Midstream GP LP (“AMGP”).  Antero’s ongoing efforts to explore, review and evaluate potential measures related to its valuation may include transactions involving Antero Midstream, and the AM Special Committee is being established to consider any such transactions.  The AM Special Committee is in the process of hiring financial and legal advisors to assist in its evaluation of potential measures that could involve Antero Midstream.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero Midstream’s control.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017.All statements, other than historical facts included in this release, including potential measures involving Antero or AMGP, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources, Antero Midstream or AMGP.

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets as well as integrated water assets that primarily service Antero Resources Corporation’s properties located in West Virginia and Ohio. Holders of Antero Midstream common units will receive a Schedule K-1 with respect to distributions received on the common units.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.